Ford Trucks Post Double-Digit Gains, with F-Series Marking Its 15th Consecutive Month of Year-over-Year Increases; Retail Sales of Lincoln Navigator Up 65 Percent

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JULY 2018 SALES

	Total Vehicle	Retail	Fleet	Truck	SUV	Car
U.S. Sales	**194,026**	**142,842**	**51,184**	**89,153**	**69,994**	**34,879**
Versus July 2017	-3.1%	-10.4%	25.7%	10.2%	-1.5%	-27.7%

HIGHLIGHTS

- **Ford Motor Company's July U.S. sales** totaled 194,026 vehicles – a decline of 3.1 percent
- **July fleet sales were up 25.7 percent** based on order timing relative to July 2017 when fleet sales were down 24.6 percent
- **Ford's overall average transaction pricing grew at a much faster rate than the industry last month,** gaining $1,200 – this compares to an industry increase of $700
- **Ford pickups, vans and commercial vehicles all posted gains in July,** with commercial vehicle sales up 25 percent
- **As America's largest seller of trucks and SUVs combined,** the Ford brand saw 153,402 total sales of trucks and SUVs in July, an increase of 4.8 percent. This surpasses the 1-million vehicle mark for the year, with 1,125,957 vehicles sold
- **Ford F-Series sales were up 2.1 percent last month,** with 70,949 total pickups sold. This marks 15 straight months of year-over-year gains for F-Series
- **Ford Van sales totaled 16,921 vehicles last month,** for the month – Ford van sales are up 60.8 percent
- **Ford Explorer sales increased 7.9 percent,** with 20,243 SUVs sold
- **All-new Lincoln Navigator continued to hustle off dealer lots in July,** with retail sales up 64.7 percent

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About Ford Motor Company

Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 201,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

"Ford pickups and vans dominated last month, with overall trucks posting an increase of 10 percent. Combined, pickup, van, and SUVs totaled 153,402 vehicle sales, for a 4.8 percent gain. We have now sold more than 1.1 million trucks and SUVs this year. Lincoln Navigator continues to be the country's hottest new product, with sales expanding in every region of the United States."
– Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service

WINNING PORTFOLIO



Ford pickups

Sales of Ford F-Series, America's best-selling truck for 41 years, are up 2.1 percent, with average transaction pricing continuing to grow – up $1,500 per truck. At $46,500, transaction pricing is $2,600 above segment average due to demand for high series trucks.



Ford SUVs

Ford Explorer sales were up 7.9 percent in July, with sales of 20,243 SUVs. We continue to see strong demand for high-trim level Explorers. In July, 37 percent of Explorer's retail mix was comprised of Limited, Sport, and Platinum models.



Ford Performance

Mustang continues segment leadership, with 5,934 vehicles sold. Through the first half of 2018, Ford Mustang has outsold Camaro and Corvette combined. Mustang is attracting a younger buyer with its 2.3-liter EcoBoost powertrain. EcoBoost represents nearly 50 percent of Mustang sales.



Ford commercial vans

Ford dominates the commercial van segment in the United States with more than 50 percent share. Ford Transit sales, along with Ford E-Series and Ford Transit Connect totaled 16,921 vans last month, a 60.8 percent gain.



Lincoln

Lincoln Navigator, the first American vehicle to ever top JD Power's APEAL study, posted retail sales gains of 64.7 percent in July, while retail share has nearly doubled from year-ago. Average transaction pricing for Navigator is up $29,900, totaling a record $84,300 per SUV.

JULY 2018 INVENTORY/FLEET RESULTS

FORD MOTOR COMPANY

JULY 2018

	July 2018		July CYTD	
Fleet Segment	Percent of Total Sales	YOY Change	Percent of Total Sales	YOY Change
Rental	7.2%	2.9 points	13.6%	(0.1) points
Commercial	13.0%	2.9 points	12.8%	0.8 points
Government	6.2%	0.3 points	5.9%	(0.4) points
Total Fleet	26.4%	6.0 points	32.2%	0.4 points

	July 2018		June 2018		July 2017	
Gross Stock (incl. in-transit)	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	130,733	90	146,329	87	151,945	79
SUVs	209,155	72	236,887	76	174,801	61
Trucks	265,247	71	281,788	76	290,078	90
Total	605,135	75	665,004	78	616,824	77

	July 2018		June 2018		July 2017	
Dealer Stock (on ground)	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	112,093	77	127,065	76	126,429	65
SUVs	182,091	62	198,977	63	147,876	52
Trucks	211,761	57	219,190	59	257,025	79
Total	505,945	63	545,232	64	531,330	66

CONTACT

Erich Merkle
313.806.4562
emerkle2@ford.com